[logo]
[Lakeland
industries, inc.]

                              701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
                                         (631) 981-9700 - www.lakeland.com
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                                                           FOR IMMEDIATE RELEASE
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Lakeland Industries Announces Closing of Supply Agreement with Option to Buy the

Industrial Glove Business of RFB Latex Private Limited, an Indian Corporation

RONKONKOMA, NY - October 12, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it has closed on a one year Supply Contract and Option Contract to acquire the assets and operations of RFB Latex Private Limited's Industrial Glove Business (RFB) of New Delhi, India after one year for a purchase price of $2,750,000 million, subject to certain adjustments after an audit. RFB is a manufacturer of radiation protection gloves, supported (gloves with a cotton or other fabric liner), unsupported (gloves with no liner), and Flock Lined Gloves coated with Latex, Nitrile, Rubber, Butyl or combinations thereof and other compounds for the worldwide industrial hand safety markets. RFB specializes in technologically advanced gloves usually used to protect against hazardous chemicals (Solvex Gloves) to suit end user safety needs, coupled with quality, service, price and delivery. The market for these types of gloves worldwide is approximately 1 billion dollars. The addition of this Solvex Line of Gloves to our Kevlar and Spectra String Knit Lines will complete Lakeland's Glove line in higher technology/higher margin gloves used for protection from cuts, heat and chemicals in the industrial work place.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, U.S. Secret Service and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and earnings per share of $1.12 (as adjusted for the 10% stock split effective April, 2005). For the first and second quarter of fiscal 2006, we had sales of $25.7 and 25.1 million, net income of $1.7 and 1.6 million and $0.34 and 0.33 per share, respectively.

For more information concerning Lakeland, please visit us at: www.lakeland.com
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Contact:
Lakeland Industries       Chris Ryan,    (631) 981-9700, chrisr@lakeland-ind.com
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                          Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based